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                                                                Exhibit 4F

                        COMMON SECURITIES PURCHASE AGREEMENT


          COMMON SECURITIES SUBSCRIPTION AGREEMENT, dated as of May 4, 1998 (this "Agreement"), between Sun Financing I, a statutory business trust organized under the laws of the State of Delaware (the "Trust"), and Sun Healthcare Group, Inc., a Delaware corporation (the "Buyer"), relating to the Trust's 7% Common Securities (liquidation amount $25 per common security) representing undivided beneficial interests in the Trust (the "Common Securities").

          WHEREAS, the Buyer, as sponsor of the Trust, desires to purchase from the Trust, and the Trust desires to sell to the Buyer, certain of the Trust's securities.

          NOW, THEREFORE, the parties hereto agree as follows:

          i. The Buyer hereby subscribes for and offers to purchase and the Trust hereby accepts such offer and agrees to issue and sell to the Buyer contemporaneous with the Closing Date (as defined in the Purchase Agreement, dated April 28, 1998, among the Buyer, the Trust and each of the underwriters named therein), 426,805.25 Common Securities with an aggregate liquidation amount with respect to the assets of the Trust of $10,670,131.25 in consideration of the payment on or before the date hereof of $10,670,131.25 in immediately available funds.

          ii. The Trust represents and warrants that, upon execution and delivery to the Buyer, the Common Securities will be duly authorized, validly issued, fully paid and non-assessable and entitled to the benefits and subject to the terms of the Amended and Restated Declaration of Trust, dated as of May 4, 1998, between the Buyer, as sponsor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and Robert D. Woltil, William C. Warrick and Robert F. Murphy, as Administrative Trustees.

          iii. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

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          IN WITNESS WHEREOF, each of the Trust and the Buyer has caused this
Agreement to be signed by its duly authorized officers as of the date first above written.


                         SUN FINANCING I,
                         as the Trust



                         By: /s/ Robert F. Murphy
                            -------------------------------------
                            Name:  Robert F. Murphy
                            Title: Administrative Trustee


                         SUN HEALTHCARE GROUP, INC.,
                         as the Buyer



                         By: /s/ Robert D. Woltil
                            -------------------------------------
                            Name:  Robert D. Woltil
                            Title: Chief Financial Officer